Yadkin Financial Corporation Announces First Quarter 2014 Results, Highlights Strength of Core Banking Activities

First Quarter Highlights:

•
Net income available to common shareholders excluding merger-related expenses for the first quarter of 2014 was $4.6 million, or $0.32 per diluted share. Net income available to common shareholders was $3.3 million, or $0.23 per diluted share.

•	The Company incurred merger-related expenses in the first quarter in association with our pending merger with VantageSouth of $1.4 million or $0.09 per diluted share.

•	The average net interest margin for the quarter was 4.11%, an increase of 7 basis points compared to the prior quarter.

•	Total loan balances increased $24.0 million, or 1.8%, compared to the prior quarter, our fourth consecutive quarter of loan growth.

•	Nonperforming assets decreased for the fifth consecutive quarter, ending the quarter at 0.99% of total assets.

•	Net charge-offs totaled $1.1 million, or 0.32% of average loans on an annualized basis, for the first quarter of 2014.

Elkin, NC - April 24, 2014 - Yadkin Financial Corporation (NASDAQ: YDKN), the holding company for Yadkin Bank, announced today financial results for the first quarter ended March 31, 2014. Net income available to common shareholders excluding merger-related expenses for the quarter was $4.6 million, or $0.32 per share. Net income available to common shareholders for the quarter was $3.3 million, or $0.23 per diluted share, compared to $4.2 million, or $0.30 per diluted share, for the fourth quarter of 2013, and $4.2 million, or $0.30 per diluted share, for the first quarter of 2013.

Joe Towell, President and CEO of Yadkin Financial Corporation, commented, "We are pleased with our results for the first quarter of 2014 and are particularly proud of our net interest margin, which is increasing due to the strong performance of our core bank. Our net interest margin expanded to 4.11% this quarter as a result of commercial and consumer loan growth, a decrease in our cost of deposits, and increasing yield in our securities portfolio. Furthermore, our asset quality continues to improve, as our nonperforming assets to total assets ratio was 0.99% at the end of the first quarter.

We continue to execute on our organic loan growth strategy and capitalize on increasing loan demand in our markets. Loan balances increased for the fourth consecutive quarter, and are up 1.8% over the prior quarter. Additionally, we are excited about the response from our recent launch of the Business Express loan program for small business customers. This expedited loan platform streamlines the paperwork and approval process so that qualified customers can receive loan decisions quickly and efficiently. Small businesses are at the core of our community banking strategy, and we believe this program allows us to serve them in even better ways.

We are working diligently through the integration process in our pending merger with VantageSouth. We have been encouraged to see the success of our teams working together, as we target closing the merger in the third quarter of 2014. Our strategic focus in this merger process is to create the least amount of disruption for customers on both sides while working to create an efficient community bank with a robust set of products and services. We will continue to provide updates on our progress in the coming quarters."

First Quarter 2014 Financial Highlights

Asset Quality

Yadkin Bank's key asset quality metrics continue to be strong as we maintain our focus on quality lending, underwriting, and problem asset resolution. First, our adversely classified assets to Tier 1 capital and loan loss reserve ratio has continued to exceed expectations, down to 17.01% at the end of the first quarter. Our nonperforming loans were down slightly compared to the prior quarter, totaling $15.1 million at March 31, 2014. In addition, the nonperforming loans to total loans ratio decreased to 1.09% at March 31, 2014, compared to 1.12% at December 31, 2013.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	March 31, 2014		December 31, 2013
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$1,595	0.12%	$1,742	0.13%
Residential construction	586	0.04%	589	0.04%
HELOC	904	0.07%	1,285	0.09%
1-4 family residential	2,682	0.19%	2,734	0.20%
Commercial real estate	7,797	0.56%	6,479	0.47%
Commercial & industrial	1,245	0.09%	2,306	0.17%
Consumer & other	272	0.02%	258	0.02%
Total	$15,081	1.09%	$15,393	1.12%

Other real estate owned (OREO) totaled $2.8 million at March 31, 2014, a decrease of $400,000 compared to December 31, 2013. Total nonperforming assets at March 31, 2014 were $17.9 million, or 0.99% of total assets, a decrease of $750,000 from December 31, 2013. In addition, total net charge-offs for the first quarter of 2014 were $1.1 million, or 0.32% of average loans on an annualized basis.

During the first quarter of 2014, the recovery of loan losses was $460,000, which combined with the net charge-offs noted above, resulted in a $1.5 million decrease in the allowance for loan losses as compared to the prior quarter. Following the accelerated asset disposition plan, credit quality has continued to improve, leading to a decrease in the allowance which was prudent given the risk profile of the Company's balance sheet. Management continues to focus on the allowance to ensure that adequate coverage is maintained.

At March 31, 2014, the allowance for loan losses was $16.5 million, compared to $18.1 million at December 31, 2013. As a percentage of total loans held-for-investment, the allowance for loan losses was 1.19% in the first quarter of 2014, down from 1.33% in the fourth quarter of 2013. Out of the $16.5 million in total allowance for loan losses at March 31, 2014, the specific allowance for impaired loans accounted for $690,000, up from $557,000 in the fourth quarter. The remaining general allowance of $15.8 million attributed to unimpaired loans was down from $17.5 million at the end of the fourth quarter.

Net Interest Income and Net Interest Margin

Net interest income after provision decreased by $2.7 million to $17.1 million for the quarter. In the prior quarter, the Company recorded a $3.0 million provision reversal, which positively impacted our net interest income after provision. In the first quarter of 2014, we recorded $460,000 in provision reversal, leading to the decrease in net interest income after provision. Our net interest margin continued to expand with the quarterly average margin increasing 7 basis points to 4.11%, up from 4.04% at December 31, 2013.

In the first quarter of 2014, our core deposits increased by $31.0 million, and core deposits now represent 65.0% of total deposits. As a result of this strategy, our cost of deposits decreased to 0.45% for the quarter as compared to 0.46% in the fourth quarter of 2013.

Non-Interest Income

Non-interest income increased $3.5 million to $4.7 million in the first quarter compared to $1.2 million in the fourth quarter of 2013. This increase is due primarily to a gain on sale of securities recognized during the quarter, as management made a strategic decision to redeploy the cash from this gain on sale to our lending activities.

Non-Interest Expense

Non-interest expense increased $1.5 million during the first quarter, to $15.2 million as compared to $13.7 million in the fourth quarter. This increase is primarily the result of $1.4 million in merger-related expenses recorded during the first quarter of 2014.

Balance Sheet and Capital

Total assets increased $7.5 million during the first quarter of 2014, due primarily to our continued loan growth, offset by the decrease in our securities portfolio.

The Company's capital ratios have strengthened and continue to exceed all regulatory requirements. As of March 31, 2014, the Bank’s leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 11.7%, 13.7%, and 14.8%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 11.9%, 13.9%, and 15.0% respectively, for the holding company as of March 31, 2014. In addition, the Company's tangible common equity to total tangible assets ratio was 8.8% at the end of the first quarter, compared to 8.5% at December 31, 2013. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.0%, 6.0%, and 10.0%, respectively, to be considered well-capitalized.

Conference Call

Yadkin Financial Corporation will host a conference call at 10:00 a.m. EST on Thursday, April 24, 2014 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-312-5527 at least 10 minutes prior to the call. A webcast of the call audio may be accessed at http://www.media-server.com/m/p/58beuukr. A replay of the call will be available until April 30, 2014 by dialing 855-859-2056 or 404-537-3406 and entering Conference ID 28304860.

####

About Yadkin Financial Corporation
Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service community bank with 33 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, Durham, and Orange Counties. The Southern Region serves Iredell, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Yadkin Wealth, Inc., a Bank subsidiary with offices located throughout the branch network. Yadkin Financial Corporation’s website is www.yadkinbank.com. Yadkin shares are traded on NASDAQ under the symbol YDKN.

SAFE HARBOR

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on pages 1-2 of Yadkin Financial Corporation’s annual report filed on Form 10-K with the SEC for the year ended December 31, 2013, and in the section entitled "Risk Factors" in the annual report filed on Form 10-K for the year ended December 31, 2013.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinbank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinbank.com

Yadkin Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	March 31, 2014	December 31, 2013 (a)	September 30, 2013	June 30, 2013	March 31, 2013
Assets:
Cash and due from banks	$32,254	$32,226	$32,417	$28,104	$22,210
Federal funds sold	15	10	15	50	50
Interest-earning deposits with banks	29,249	8,759	6,695	4,654	20,447

U.S. government agencies	16,324	16,392	16,536	16,625	17,232
Mortgage-backed securities	165,519	170,674	199,492	203,173	248,030
State and municipal securities	82,178	98,704	109,626	110,410	115,435
Common and preferred stocks	3,072	3,152	3,036	137	149
Total investment securities	267,093	288,922	328,690	330,345	380,846

Construction loans	124,946	131,035	128,951	127,564	133,200
Commercial, financial and other loans	197,109	206,833	191,874	186,965	182,268
Residential mortgages	180,106	174,072	171,747	167,784	166,565
Commercial real estate loans	655,190	621,405	616,116	604,667	596,790
Installment loans	32,546	31,256	31,450	32,133	32,037
Revolving 1-4 family loans	192,801	194,145	193,299	195,648	193,404
Total loans	1,382,698	1,358,746	1,333,437	1,314,761	1,304,264
Allowance for loan losses	(16,522)	(18,063)	(21,014)	(22,924)	(24,492)
Net loans	1,366,176	1,340,683	1,312,423	1,291,837	1,279,772
Loans held for sale	6,962	18,913	12,632	22,545	18,461
Accrued interest receivable	5,915	6,219	6,339	6,546	6,502
Bank premises and equipment	40,396	40,698	41,050	42,410	42,454
Foreclosed real estate	2,828	3,267	2,989	3,812	5,449
Non-marketable equity securities at cost	2,789	3,473	5,273	3,473	3,474
Investment in bank-owned life insurance	27,169	27,032	26,888	26,736	26,587
Core deposit intangible	1,818	1,974	2,133	2,301	2,475
Other assets	30,823	33,851	35,973	39,102	37,865
Total assets	$1,813,487	$1,806,027	$1,813,517	$1,801,915	$1,846,592

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$287,585	$267,596	$266,951	$252,618	$257,388
NOW, savings and money market accounts	704,581	693,558	676,502	686,438	656,524
Time certificates:
$100 or more	218,273	227,919	236,787	251,168	281,652
Other	315,035	329,350	311,096	332,873	366,095
Total deposits	1,525,474	1,518,423	1,491,336	1,523,097	1,561,659

Borrowings	90,039	89,214	131,080	91,896	99,160
Accrued expenses and other liabilities	9,198	13,920	12,229	12,306	10,922
Total liabilities	1,624,711	1,621,557	1,634,645	1,627,299	1,671,741

Total shareholders' equity	188,776	184,470	178,872	174,616	174,851
Total liabilities and shareholders' equity	$1,813,487	$1,806,027	$1,813,517	$1,801,915	$1,846,592

Period end shares outstanding	14,380,673	14,383,986	14,383,986	14,383,986	14,383,884

(a) Derived from audited consolidated financial statements

Yadkin Financial Corporation
Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Interest and fees on loans	$16,937	$17,126	$16,849	$16,950	$16,679
Interest on securities	1,719	1,773	1,616	1,686	1,548
Interest on federal funds sold	1	1	—	3	6
Interest-bearing deposits	9	3	5	12	42
Total interest income	18,666	18,903	18,470	18,651	18,275
Time deposits of $100 or more	845	803	877	1,009	1,352
Other deposits	824	929	1,034	1,112	1,432
Borrowed funds	394	422	423	409	439
Total interest expense	2,063	2,154	2,334	2,530	3,223
Net interest income	16,603	16,749	16,136	16,121	15,052
Provision for (recovery of) loan losses	(460)	(3,017)	40	55	237
Net interest income after provision for (recovery of) loan losses	17,063	19,766	16,096	16,066	14,815
Non-interest income:
Service charges on deposit accounts	1,224	1,264	1,336	1,317	1,269
Other service fees	1,025	1,066	1,259	1,401	927
Income on investment in bank owned life insurance	137	145	152	150	153
Mortgage banking activities	1,022	1,162	1,713	2,546	3,288
Gain (loss) on sale of securities	1,128	(2,884)	253	272	4
Other than temporary impairment of investments	—	—	—	—	(39)
Gain on sale of loans	—	202	—	—	—
Gain on sale of branch	—	—	310	—	—
Other	161	227	358	498	55
Total non-interest income	4,697	1,182	5,381	6,184	5,657
Non-interest expense:
Salaries and employee benefits	7,917	7,854	7,780	7,953	7,389
Occupancy and equipment	1,746	2,049	2,001	1,951	1,815
Printing and supplies	193	151	159	150	163
Data processing	275	376	374	350	395
Communication expense	380	368	350	338	332
Advertising and marketing	205	(322)	348	433	256
Amortization of core deposit intangible	156	159	166	175	178
FDIC assessment expense	151	433	363	642	592
Attorney fees	65	81	90	178	90
Other professional fees	344	456	237	497	476
Loan collection expense	97	118	203	201	217
(Gain) loss on fixed assets	—	(12)	154	—	—
Net cost of operation of other real estate owned	310	302	93	(174)	(822)
Merger related expenses	1,352	—	—	—	—
Other	2,002	1,699	1,832	2,149	2,134
Total non-interest expense	15,193	13,712	14,150	14,843	13,215
Income before income taxes	6,567	7,236	7,327	7,407	7,257
Provision for income taxes	2,659	2,579	2,616	2,598	2,608
Net income	3,908	4,657	4,711	4,809	4,649
Preferred stock dividend and amortization of preferred stock discount	559	421	421	590	445
Net income available to common shareholders	$3,349	$4,236	$4,290	$4,219	$4,204

Net income per common share (a)
Basic	$0.24	$0.30	$0.30	$0.30	$0.30
Diluted	$0.23	$0.30	$0.30	$0.30	$0.30

Weighted average number of shares outstanding
Basic	14,211,456	14,206,070	14,205,705	14,205,223	14,198,382
Diluted	14,269,453	14,259,809	14,249,152	14,223,604	14,200,424

(a) Net income per share for periods prior to the second quarter of 2013 have been adjusted to reflect the 1-for-3 reverse stock split.

Yadkin Financial Corporation
(unaudited)
	At or For the Three Months Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013

Per Share Data:
Basic Earnings (Loss) per Share (8)	$0.24	$0.30	$0.30	$0.30	$0.30
Diluted Earnings (Loss) per Share (8)	0.23	0.30	0.30	0.30	0.30
Book Value per Share (8)	11.15	10.85	10.47	10.17	10.21

Selected Performance Ratios:
Return on Average Assets (annualized)	0.76%	0.93%	0.95%	0.93%	0.91%
Return on Average Equity (annualized)	7.29%	9.31%	9.74%	9.63%	9.94%
Net Interest Margin (annualized)	4.11%	4.04%	3.93%	3.90%	3.57%
Net Interest Spread (annualized)	3.97%	3.90%	3.80%	3.76%	3.40%
Non-interest Income as a % of Revenue(6)	21.59%	5.64%	25.05%	27.79%	27.63%
Non-interest Income as a % of Average Assets	0.26%	0.07%	0.30%	0.34%	0.30%
Non-interest Expense as a % of Average Assets	0.85%	0.76%	0.79%	0.82%	0.70%

Asset Quality:
Loans 30-89 Days Past Due (000's) (4)	$11,372	$8,702	$4,412	$6,493	$6,060
Loans Over 90 Days Past Due Still Accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	15,082	15,393	17,874	19,698	23,712
Other Real Estate Owned (000's)	2,828	3,267	2,989	3,812	5,449
Nonperforming Assets (000's)	17,910	18,660	20,864	23,510	29,161
Accruing/Performing Troubled Debt Restructurings (000's) (5)	3,444	6,287	5,599	9,162	8,579
Nonperforming Loans to Total Loans	1.09%	1.12%	1.33%	1.47%	1.79%
Nonperforming Assets to Total Assets	0.99%	1.03%	1.15%	1.30%	1.58%
Allowance for Loan Losses to Total Loans	1.19%	1.31%	1.56%	1.71%	1.85%
Allowance for Loan Losses to Total Loans Held for Investment	1.19%	1.33%	1.58%	1.74%	1.88%
Allowance for Loan Losses to Nonperforming Loans	109.55%	117.34%	117.57%	116.38%	103.29%
Net Charge-offs/Recoveries to Average Loans (annualized)	0.32%	(0.02)%	0.58%	0.49%	0.27%

Capital Ratios:
Equity to Total Assets	10.41%	10.22%	9.86%	9.69%	9.47%
Tier 1 Leverage Ratio(1)	11.71%	11.24%	10.88%	10.30%	9.72%
Tier 1 Risk-based Ratio(1)	13.73%	13.21%	12.92%	12.49%	12.23%
Total Risk-based Capital Ratio(1)	14.82%	14.41%	14.17%	13.74%	13.49%

Non-GAAP Disclosures(2):
Tangible Book Value per Share	$11.03	$10.71	$10.32	$10.01	$10.03
Return on Tangible Equity (annualized) (3)	7.36%	9.42%	9.87%	9.76%	10.09%
Tangible Common Equity to Tangible Assets (3)	8.75%	8.54%	8.19%	8.00%	7.83%
Efficiency Ratio (7)	66.14%	62.80%	63.47%	66.55%	66.39%
Net income to common shareholders excluding merger costs (9)	$4,576	$4,236	$4,290	$4,219	$4,204

Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Bank as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Common Equity is the difference of shareholders' equity less preferred shares, less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)	Past due numbers exclude loans classified as nonperforming.

(5)	Nonperforming assets exclude accruing troubled debt restructured loans.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

(7)
Efficiency ratio is calculated by taking non-interest expense less the amortization of intangibles and gains on sale of OREO, as a percentage of total taxable equivalent net interest income and non-interest income less gains on sale of securities, gains (losses) on sale of loans, gains on sale of branch and other than temporary impairment of investments.

(8)	Per share amounts for periods prior to the second quarter of 2013 have been adjusted to reflect the 1-for-3 reverse stock split.

(9)	Net income to common shareholders excluding merger costs was calculated by adding back $1,352 in merger expenses, less a $125 adjustment for taxes for the three months ended March 31, 2014.

Yadkin Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended March 31,
	2014				2013
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,371,694	$16,966	5.02%		$1,321,253	$16,708	5.13%
Investment securities	286,094	2,046	2.90%		364,453	1,838	2.05%
Interest-bearing deposits & federal funds sold	16,794	10	0.24%		62,707	48	0.31%
Total average earning assets (1)	1,674,582	19,022	4.61%	(6)	1,748,413	18,594	4.31%	(6)
Non-interest earning assets	122,754				128,610
Total average assets	$1,797,336				$1,877,023

INTEREST BEARING LIABILITIES
Time deposits	$548,673	$1,376	1.02%		$693,150	$2,510	1.47%
Other deposits	685,356	293	0.17%		638,377	274	0.17%
Borrowed funds	89,624	394	1.78%		101,763	439	1.75%
Total interest bearing liabilities	1,323,653	2,063	0.63%	(7)	1,433,290	3,223	0.91%	(7)

Non-interest bearing deposits	276,878				259,883
Other liabilities	10,459				12,307
Total average liabilities	1,610,990				1,705,480

Shareholders' equity	186,346				171,543
Total average liabilities and
shareholders' equity	$1,797,336				$1,877,023

NET INTEREST INCOME/
YIELD (3,4)		$16,959	4.11%			$15,371	3.57%
INTEREST SPREAD (5)			3.97%				3.40%

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2014 and 2013 includes $57,000 and $45,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)	Interest expense for 2014 and 2013 includes $9,000 of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.